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                       [PRICEWATERHOUSECOOPERS LETTERHEAD]


EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of Perceptron, Inc. and Subsidiaries on Form S-8 (File Nos. 33-63666, 33-63664, 33-85656, 33-93910, 333-00444, 333-00446, 333-65001 and 333-65007) and
on Form S-3 (File Nos. 33-78594, 333-24239 and 333-29263) of our report dated February 12, 1999, on our audits of the consolidated financial statements and financial statement schedule of Perceptron, Inc. and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1998.





/s/ PRICEWATERHOUSECOOPERS LLP
   ------------------------------
    Detroit, Michigan
    March 25, 1999











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